Exhibit 10.7
AMENDMENT #1 TO THE
PSB Group, Inc.
Peoples State Bank
Michael J. Tierney Employment Agreement
THIS AMENDMENT (the “Amendment”), is made and entered into as of December 31, 2008 by and between PSB Group, Inc. (the “Company”), Peoples State Bank (the “Bank”) and Michael J. Tierney (the “Executive”).
R E C I T A L S:
     WHEREAS, the Executive serves as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank pursuant to the terms of an employment agreement dated July 5, 2006 (the “Agreement”); and
     WHEREAS, the Company, the Bank, and the Executive wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code, and to eliminate provisions of the Agreement that pertain only to compensation or benefits that have already been paid; and
     WHEREAS, except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Bank and the Executive agree to amend the Agreement as follows:
1. Section 8 of the Agreement is amended to provide as follows:
During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company and the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Company and the Bank. Upon approval by the Company and the Bank, Executive’s requests for reimbursement shall be paid to Executive on or before March 15 of the calendar year following the calendar year in which the expense was incurred.
2. Section 9(f) of the Agreement is to provide as follows:

(f) Conferences and Continuing Education. Executive shall be permitted to attend appropriate banking conventions and professional development meetings necessary to keep Executive abreast of developments in the industry. All reasonable expenses of attending such meetings, including the attendance by Executive’s spouse, shall be at the expense of the Company. Upon approval by the Company and the Bank, Executive’s requests for reimbursement shall be paid to Executive on or before March 15 of the calendar year following the calendar year in which the expense was incurred.
3. Section 12(c)(i) of the Agreement is amended to provide as follows:
     If, as a result of Executive’s incapacity, due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a 120-day period due to the Executive’s Disability, and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Company may terminate Executive’s employment. For purposes of this Agreement, the term “Disability” shall mean an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company. Except as provided below, Executive shall only be entitled to receive payments of Base Salary and any other compensation and benefits through the end of his then current employment term. Notwithstanding the foregoing, in the event of termination of employment by the Company pursuant to this Section 12(c), if Executive is deemed ineligible to receive disability benefits under the Company’s long term disability plan, Executive shall be entitled to continue to receive his Base Salary and to continue to participate in the Company’s health care plan for the then remaining Term of this Agreement. In such event, if after termination of Executive’s employment, coverage of Executive under the Company’s health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive’s continued participation in such plan, the Company may, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive an amount in cash equal to the cost to the Company of Executive’s continued participation in the Company’s health care plan.
4. Section 12(e)(iii) of the Agreement is amendment to provide as follows:
For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if and when: (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or (B) within a 12 month period, the individuals who were members of the Board of Directors of the Company on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified in Subsection 12(e)(iv) below) to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 12(e)(iii), be considered a Current Board Member; or (C) the Company’s shareholders approve (1) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company;
5. Section 12(e)(v) of the Agreement is amended to provide as follows:
     (v) All payments that become due to Executive under this Section 12 will be made in accordance with the Company’s or its successors regular payroll practices as then in effect, subject to any delay in payments required by Section 409A of the Internal Revenue Code of 1986 (the “Code”) or other applicable law. The Company will be obligated to make all payments that become due to Executive under this Section 12(e) whether or not he obtains other employment following termination or takes steps to mitigate any damages that he claims to have sustained as a result of termination. The payments and other benefits provided for in this Section 12(e) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or his account as of the effective date of termination.
6. Section 12(j) is added to the Agreement to provide as follows:
     (j) Delay in Payment Required by Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee as of his employment termination as determined pursuant to Section 409A of the Code, payments under this Agreement that are made upon such termination of employment may not, to the extent required by Section 409A of the Code, commence to Executive until the six month anniversary of the date that Executive’s employment with the Company terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A of the Code. The remainder of the payments to Executive will be made in accordance with the Company’s or its successor’s regular payroll practices then in effect. The Executive shall only be considered to have terminated employment under this Agreement if such termination constitutes a Separation from Service, as such term is defined by Code Section 409A and the regulations promulgated thereunder.
     IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the earlier of the date first written above or the July 5, 2006, to the extent such effective date is required by Code Section 409A.

PSB GROUP, INC.

By:	/s/ David A. Wilson	/s/ Michael J. Tierney
Its:	Senior Vice President and Chief Financial Officer	Michael J. Tierney
[Intentionally Omitted]

PEOPLES STATE BANK		Address

By:	/s/ David A. Wilson

Its:	Senior Vice President and Chief Financial Officer

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